Exhibit 99.1

Baudax Bio Reports First Quarter 2021 Financial Results

ANJESO® Demonstrates Continued Progress with Launch; Growth in End-User Unit Sales Increased 40% in Q1 compared to Q4’20

Average Sales per Account Increased 30% in Q1 compared to Q4’20

Richard S. Casten Strengthens Management Team in Chief Financial Officer Role

Management to Host Investor Conference Call and Webcast Today at 8:00 a.m. ET

MALVERN, Pa., May 5, 2021 -- Baudax Bio, Inc. (NASDAQ:BXRX) (the “Company”), a pharmaceutical company focused on developing and commercializing innovative products for acute care settings, today reported financial results for the three months ended March 31, 2021.

“The first quarter has been busy and fruitful at Baudax. ANJESO sustained marked progress in the areas of new account wins, increasing units sold, reorder rates, and deepening usage across the hospital and ambulatory surgery center space. Although we are seeing some relief from COVID in the marketplace, it continues to impact elective surgical procedures and hospital administration’s focus as well as access into accounts, which the team will need to continue to monitor to maintain the growth of ANJESO.” said Gerri Henwood, President and CEO of Baudax Bio. “We continue to receive positive feedback from physicians using ANJESO for the management of moderate to severe pain in the acute care setting.”

First Quarter 2021 and Recent Business Highlights

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Continued Progress on U.S. Launch of ANJESO. Baudax Bio built infrastructure, executed group purchasing organization agreements with the top three medical distributors and began developing awareness and knowledge of ANJESO in 2020. In the first quarter of 2021 we have seen more meaningful progress in deepening usage of ANJESO in early users as reflected in sales to existing hospitals and ambulatory surgery centers, which doubled in the first quarter of 2021 compared to the fourth quarter of 2020. Total unit sales grew 40% in the first quarter of 2021 compared to the fourth quarter of 2020 and the reorder rate was nearly 70% for the same comparable period.

During the first quarter, formulary wins grew by 22 institutions, for a total of 90 institutions as of March 31, 2021, an increase of over 30% from the fourth quarter.

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Publication of ANJESO Phase IIIb Data in Pain Medicine.  In April 2021, the company announced the online publication of ANJESO Phase IIIb data in the peer-reviewed medical journal Pain Medicine. The data highlights the safety and pain management efficacy of preoperative ANJESO injection in total knee arthroplasty (TKA). This study also reported that ANJESO decreased the need for opioids following surgery. The findings published were especially compelling because they suggest select measures of health care resource utilization (HRU) were lower in the ANJESO treated patients.

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Announced Partial Adjournment of Annual Meeting of Shareholders. In April 2021, Baudax Bio partially adjourned its 2021 Annual Meeting of Shareholders solely with respect to Proposal 3 set forth in its Definitive Proxy Statement filed with the Securities and Exchange Commission on March 11, 2021. Proposal 3 is a proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized, not issued, shares of common stock from 100 million shares to 190 million shares. This adjournment provides its shareholders additional time to vote on Proposal 3. The Annual Meeting will resume with respect to Proposal 3 at 10:00 a.m. Eastern time on May 6, 2021.

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Richard S. Casten Strengthens Management Team in Chief Financial Officer Role. In March 2021, Baudax Bio announced the appointment of Richard S. Casten, CPA, MBA as Chief Financial Officer. In this role, Mr. Casten will be responsible for leading and directing the financial activities of the Company. Mr. Casten brings to Baudax Bio 25 years of diversified financial experience across pharmaceutical, Fortune 500 consumer products and public accounting.

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In February, Announced $17.6 Million Offering Priced At-the-Market under Nasdaq Rules. Baudax Bio announced that it entered into a definitive agreement with institutional and accredited investors for the purchase and sale of an aggregate of 11,000,000 shares of common stock at a purchase price of $1.60 per share in a registered direct offering, priced at-the-market under Nasdaq rules. The gross proceeds from the offering were approximately $17.6 million, prior to deducting fees and expenses.

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In January, Announced Exercise of Warrants for Gross Proceeds of $13.4 Million. Baudax Bio announced the agreement by an accredited healthcare-focused institutional investor to cash exercise certain warrants to purchase up to an aggregate of 10,300,430 shares of common stock having an exercise price of $1.18 issued by the company in December 2020. In connection therewith, Baudax Bio sold the exercising holder new warrants, which are cash exercisable for an aggregate of 10,300,430 shares of common stock at an exercise price of $1.60 per share, for an aggregate purchase price $1,287,554, or $0.125 per warrant. The gross proceeds to Baudax Bio from the exercise of the warrants and the sale of the additional warrants was $13.4 million, prior to deducting fees and expenses.

First Quarter 2021 Financial Results

As of March 31, 2021, Baudax Bio had cash, cash equivalents and short-term investments of $38.2 million.

Net product revenue for the three months ended March 31, 2021 was $0.2 million, related to sales of ANJESO in the U.S. There was no product revenue recognized during the three months ended March 31, 2020.

Cost of sales for the three months ended March 31, 2021 was $0.8 million and consisted of product costs, royalty expense and certain fixed costs associated with the manufacturing of ANJESO including supply chain and quality costs. Certain product costs of ANJESO units recognized as revenue during the three months ended March 31, 2021 were incurred prior to the FDA approval of ANJESO in February 2020, and therefore are not included in cost of sales during the period. Baudax Bio expects that over time, its cost of sales will increase as sales increase and as inventory values change to include all direct and indirect costs and expenses post FDA approval. No cost of sales was recorded for the three months ended March 31, 2020.

Research and development expenses for the three months ended March 31, 2021 were $1.1 million, compared to $3.1 million for the three months ended March 31, 2020. The decrease of $2.0 million was primarily due to a decrease of $1.7 million as a result of re-allocating costs related to supply chain, regulatory, quality, and medical affairs associated with support of the commercial launch of ANJESO from research and development expense to cost of sales and selling, general and administrative expense and a decrease in personnel costs of $0.3 million.

Selling, general and administrative expenses for the three months ended March 31, 2021 were $12.1 million, compared to $8.0 million for the same prior year period. The increase of $4.1 million was primarily due to the commercial launch of ANJESO, specifically, an increase in personnel related costs of $1.6 million, an increase of $1.3 million attributable to medical affairs and regulatory support reallocated from research and development expense post FDA approval, an increase of $0.3 million in public company costs and an increase of $0.3 million in marketing costs. In addition, the first quarter of 2020 included $0.5 million in reimbursed general and administrative expenses related to the Transition Services Agreement with Recro Pharma, which ended on December 31, 2020.

Baudax Bio reported a net loss, including non-cash charges of $5.1 million, of $16.9 million, or $(0.27) per share, for the three months ended March 31, 2021. The non-cash charge of $5.1 million was associated with stock-based compensation, non-cash interest expense, depreciation, amortization, changes in warrant valuations, and changes in fair value of contingent consideration. This compares to a net loss, including non-cash charges of $32.0 million, of $40.3 million, or $(4.03) per share, for the comparable period in 2020. The non-cash charge of $32.0 million in 2020 was associated with changes in fair value of contingent consideration, stock-based compensation, change in warrant valuation, depreciation and amortization.

About Baudax Bio

Baudax Bio is a pharmaceutical company focused on developing and commercializing innovative products for acute care settings. The launch of Baudax Bio’s first commercial product ANJESO® began in mid-2020. ANJESO is the first and only 24-hour, intravenous (IV) COX-2 preferential non-steroidal anti-inflammatory (NSAID) for the management of moderate to severe pain, which can be administered alone or in combination with other non-NSAID analgesics. It has successfully completed three Phase III clinical trials, including two pivotal efficacy trials, a large double-blind Phase III safety trial and a Phase IIIb program evaluating ANJESO and its health economic impact in specific surgical settings. In addition to ANJESO, Baudax Bio has a pipeline of other innovative pharmaceutical assets including two novel neuromuscular blocking agents (NMBAs) and a proprietary chemical reversal agent specific to these NMBAs which is currently in preclinical studies. For more information, please visit www.baudaxbio.com.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Baudax Bio’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “may,” “upcoming,” “plan,” “target,” “goal,” “intend,” and “expect,” and similar expressions, as they relate to Baudax Bio or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Baudax Bio as of the date of publication on this internet site and are subject to a number of risks, uncertainties, and other factors that could cause Baudax Bio’s performance to differ materially from those expressed in, or implied by, these forward-looking statements. These forward-looking statements are subject to risks and uncertainties including, among other things, the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the commercial launch of ANJESO® or disruption in supply chain, Baudax Bio’s ability to maintain regulatory approval for ANJESO, Baudax Bio’s ability to successfully commercialize ANJESO; the acceptance of ANJESO by the medical community, including physicians, patients, health care providers and hospital formularies; Baudax Bio’s ability and that of Baudax Bio’s third party manufacturers to successfully scale-up our commercial manufacturing process for ANJESO, Baudax Bio’s ability to produce commercial supply in quantities and quality sufficient to satisfy market demand for ANJESO, Baudax Bio’s ability to raise future financing for continued product development, payment of milestones and ANJESO commercialization, Baudax Bio’s ability to pay its debt and satisfy conditions necessary to access future tranches of debt, Baudax Bio’s ability to comply with the financial and other covenants under its credit facility, Baudax Bio’s ability to manage costs and execute on our operational and budget plans, the accuracy of Baudax Bio’s estimates of the potential market for ANJESO, Baudax Bio’s ability to achieve its financial goals; and Baudax Bio’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection. These forward-looking statements should be considered together with the risks and uncertainties that may affect Baudax Bio’s business and future results included in Baudax Bio’s filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to Baudax Bio, and Baudax Bio assumes no obligation to update any forward-looking statements except as required by applicable law.

CONTACTS:

Investor Relations Contact:

Argot Partners

Sam Martin / Claudia Styslinger

(212) 600-1902

sam@argotpartners.com

claudia@argotpartners.com

Media Contact:

Argot Partners

David Rosen

(212) 600-1902

david.rosen@argotpartners.com

BAUDAX BIO, INC.

Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share and per share data)	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$30,690	$30,342
Short-term investments	7,495	—
Accounts receivable, net	163	51
Inventory, net	2,773	2,978
Prepaid expenses and other current assets	2,569	3,346
Total current assets	43,690	36,717
Property, plant and equipment, net	5,039	5,052
Intangible assets, net	23,610	24,254
Goodwill	2,127	2,127
Other long-term assets	520	583
Total assets	$74,986	$68,733
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,140	$3,653
Accrued expenses and other current liabilities	4,680	5,326
Current portion of long-term debt, net	1,196	683
Current portion of contingent consideration	7,107	8,467
Total current liabilities	14,123	18,129
Long-term debt, net	8,185	8,469
Warrant liability	83	65
Long-term portion of contingent consideration	53,348	56,576
Other long-term liabilities	241	293
Total liabilities	75,980	83,532
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value. Authorized, 10,000,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value. Authorized, 100,000,000 shares; issued and outstanding, 70,142,608 shares at March 31, 2021 and 48,688,480 shares at December 31, 2020	701	487
Additional paid-in capital	127,537	97,034
Accumulated deficit	(129,232)	(112,320)
Total shareholders’ equity (deficit)	(994)	(14,799)
Total liabilities and shareholders’ equity	$74,986	$68,733

BAUDAX BIO, INC.

Consolidated and Combined Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,
(amounts in thousands, except share and per share data)	2021	2020
Revenue, net	$198	$—

Operating expenses:
Cost of sales	821	—
Research and development	1,108	3,070
Selling, general and administrative	12,088	8,046
Amortization of intangible assets	644	215
Change in warrant valuation	18	1,378
Change in contingent consideration valuation	1,841	27,626
Total operating expenses	16,520	40,335
Operating loss	(16,322)	(40,335)
Other expense:
Interest and other expense	(590)	37
Net loss	$(16,912)	$(40,298)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.27)	$(4.03)
Weighted average common shares outstanding, basic and diluted	62,584,129	10,001,228